Exhibit 10.49

GLOBAL SETTLEMENT AGREEMENT

          This Global Settlement Agreement ("Agreement") is made and entered into as of the 11th day of January 2005 (the "Execution Date"), by and between Crompton Corporation and Uniroyal Chemical Co., Inc. and the Class Plaintiffs (as defined below), both individually and on behalf of the Class Members (as defined below).

          In consideration of the covenants, agreements, and releases set forth herein and for other good and valuable consideration, it is agreed by and among the undersigned that the Affected Actions (as defined below) shall be settled, compromised and dismissed on the merits with prejudice as to Crompton (as defined below) only, without costs as to Class Plaintiffs, the Class Members or Crompton, subject to the approval of the Courts (as defined below) in the Affected Actions, on the following terms and conditions:

A.           Definitions

The following terms, as used in this Agreement, have the following meanings:

           1.     "Affected Action" and "Affected Actions" mean, individually or collectively, the following direct purchaser antitrust actions:

(a) In re EPDM Antitrust Litigation, Case No. 3:03 MD 1542 (PCD) (D.Conn.) ("EPDM Action");

(b) In re NBR Antitrust Litigation, Master Docket Civil Action No. 03-1898 (Judge Cercone) (W.D. Pa.) ("NBR Action"); and

(c) In re Rubber Chemicals Antitrust Litigation, Master Docket No. C-03-1496 (MJJ) (N.D. Cal.) ("Rubber Chemicals Action").

           2.      "Agreement" means this Global Settlement Agreement.

           3.      "Allocation Counsel" means the one or two lawyers other than Settlement Counsel designated as such by the Class Plaintiffs in each of the respective Affected Actions. Allocation Counsel may associate other lawyers or law firms who represent client(s) who have an interest in the allocation to assist in the duties of Allocation Counsel. Notwithstanding the foregoing, no lawyer or law firm shall serve as Allocation Counsel, or assist Allocation Counsel, in more than one of the Affected Actions.

           4.      "Allocation Percentage" means, for each Affected Action, the percentage derived by dividing the Settlement Amount allocated to each Affected Action by the Global Settlement Amount.

           5.      "Claims Administrator" means Gilardi & Co., LLC.

           6.      "Class" and "Classes" mean, individually or collectively, the Rubber Chemicals Class, the EPDM Class and the NBR Class.

           7.      "Class Member" means each member of the Rubber Chemicals Class, the EPDM Class and/or the NBR Class, respectively.

           8.      "Class Period" means, for each Affected Action, the class period specified in the Implementing Settlement Agreements attached hereto as Exhibits A through C.

           9.      "Class Plaintiffs" means those persons identified as Class Plaintiffs in the Implementing Settlement Agreements attached hereto as Exhibits A through C.

           10.      "Court" and "Courts" mean, individually or collectively, the United States District Court in which the respective Affected Actions are pending.

           11.      "Crompton" means Crompton Corporation and its subsidiaries, predecessors, and affiliates.

           12.      "Defendant" means any person or entity named as a defendant in an Affected Action.

           13.      "Effective Date" means the date on which Final Approval has been obtained in the Rubber Chemicals Action and the EPDM Action.

           14.      "EPDM" means ethylene propylene diene monomer synthetic rubber, as that term is used in the Second Consolidated Amended Complaint (dated July 1, 2004).

           15.      "EPDM Class" means all individuals or entities (excluding governmental entities, defendants named in the EPDM Action and their parents, predecessors, subsidiaries, affiliates and co-conspirators) who purchased ethylene propylene diene monomer ("EPDM") in the United States directly from one or more of the defendants named in the EPDM Action or any predecessor, subsidiary or affiliate of any defendant named in the EPDM Action, at any time during the period from January 1, 1997 to December 31, 2001.

           16.      "Escrow Account" means an account, to be established by Settlement Counsel and administered in accordance with the terms of this Agreement, for receipt of the Global Settlement Amount to be paid by Crompton pursuant to Paragraph 36 hereof.

           17.      "Execution Date" means the date first appearing above.

           18.      "Final Approval" means, with respect to any Affected Action, (a) the entry by the Court in which the Affected Action is pending of a final order approving the respective Implementing Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure together with entry of a final judgment dismissing such Affected Action and all claims therein against Crompton on the merits with prejudice as to all Settling Class Members (with respect to such Affected Action, a "Final Judgment"), and (b) the expiration of the time for appeal or to seek permission to appeal from the Court's approval of the respective Implementing Settlement Agreement and entry of the Final Judgment in such Affected Action or, if an appeal from a Final Judgment is taken, the affirmance of such Final Judgment in its entirety, without modification (except as otherwise provided in Subparagraph 61(b)), by the court of last resort to which an appeal of such Final Judgment may be taken. It is agreed that neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. §1651, shall be taken into account in determining the above-stated times.

           19.      "Final Approval Date" means, with respect to each Affected Action, the date on which Final Approval is obtained.

           20.      "Global Settlement Amount" means ninety-seven million dollars ($97,000,000.00).

           21.      "Global Settlement Fund" means the Global Settlement Amount plus any interest earned thereon after payment thereof by Crompton into the Escrow Account.

           22.      "Implementing Settlement Agreements" means those forms of Settlement Agreements attached hereto as Exhibits A through C to be entered into in the respective Affected Actions.

           23.      "NBR" means an emulsion-polymerized copolymer of acrylonitrile and butadiene, as that term is used in the Consolidated Amended Class Action Comoplaint (dated May 13, 2004).

           24.      "NBR Class" means all persons or entities who purchased nitrile rubber ("NBR") directly from one or more defendants named in the NBR Action or any predecessor, successor, subsidiary or affiliate of any defendant named in the NBR action, in the United States from January 1, 1995 through June 30, 2003. Excluded from the class are the defendants named in the NBR Action, their co-conspirators, and their respective parents, subsidiaries and affiliates, and governmental entities.

           25.      "Neutral" means Kenneth Feinberg or such other person chosen by Crompton and Settlement Counsel to mediate and, if necessary, decide the allocation of the Global Settlement Fund among the Affected Actions pursuant to the terms of this Agreement.

           26.      "Qualifying Asset Sales" means sales of assets by Crompton Corporation (the "Company") or a domestic subsidiary of the Company of separate business segments, divisions and lines of business (which, in the case of a sale of a subsidiary, shall cover all of the equity of such subsidiary) ("Line of Business Sales"), so long as such Line of Business Sales (i) are in each case for at least 85% cash consideration, (ii) are for an aggregate amount not more than $150 million, (iii) do not, in the aggregate, cover assets representing, for the period of four quarters for which financial statements of the Company are available, more than 6.5% of the Company's Consolidated EBITDA as defined in the Company's Credit Agreement (the "Credit Agreement") dated August 16, 2004 with Deutsche Bank AG New York Branch and certain other lenders or the Company's Operating Cash Flow (as defined in the Company's Indenture dated August 16, 2004 relating to its 9 7/8% Senior Notes due 2012 and Senior Floating Rate Notes due 2010) and (iv) do not occur on a date that a Default or Event of Default (as defined in the Credit Agreement) exists.

           27.      "Released Claims" shall have the meaning set forth in the respective Implementing Settlement Agreements and shall capture and be commensurate with all claims, rights, suits, demands, assertions, allegations, causes of action, losses, damages, injuries, attorneys' fees, costs, expenses, debts, liabilities, judgments or remedies that arise from or are directly related to the subject matter of each Affected Action.

           28.      "Releasees" means Crompton, its past and present officers, directors, employees, agents, attorneys, servants, representatives, parents, subsidiaries, affiliates and partners and the predecessors, successors, heirs, executors, administrators, and assigns of each of the foregoing. Notwithstanding the foregoing, "Releasees" does not include: (a) Paratec Elastomers LLC, a Delaware limited liability company; (b) any person or entity (other than a person or entity described in the first sentence of this Paragraph 28) added or joined as a Defendant in the Affected Actions after the date of this Agreement; (c) any past or present officers, directors, or employees of Crompton who refuse to cooperate with Settlement Counsel or their designee pursuant to Section J of this Agreement; (d) any other co-conspirator (other than a person or entity described in the first sentence of this Paragraph 28) of the Defendants; or (d) any currently named Defendant other than Crompton Corporation and Uniroyal Chemical Co., Inc. As used in this definition, "affiliates" means entities controlling, controlled by or under common control with a Releasee.

           29.      "Releasors" means the Class Plaintiffs and the Settling Class Members in each of the respective Affected Actions and their past and present parents, subsidiaries, affiliates, and agents. As used in this definition, "affiliates" means entities controlling, controlled by or under common control with a Releasor.

           30.      "Rubber Chemicals" means accelerators (primary accelerators, secondary or ultra accelerators, activators and vulcanizing agents, including without limitation sulfenamides, sulfenimides, thiazoles, dithiocarbamates, thiurams, xanthates, sulfides, disulfides, aldehyde amines, guanidines and dithiophosphates); antioxidants and antiozonants (including without limitation paraphenylenediamines, para-phenylenediamine blends, quinolines, hydroquinones, hindered phenols, and diphenylamines); and waxes, blowing agents, vulcanization retardants, pre-vulcanization inhibitors, polymerization regulators, shortstops, peptizing agents, post vulcanization stabilizers, anti-reversion agents and treated cellulose reinforcement materials used in the processing and/or protection of rubber. Rubber Chemicals do not include Crystex or other insoluble sulfur products.

           31.      "Rubber Chemicals Class" means all persons (excluding governmental entities, defendants named in the Rubber Chemicals Action, and the present and former parents, predecessors, subsidiaries and affiliates of such defendants) who purchased Rubber Chemicals in the United States directly from any of the defendants named in the Rubber Chemicals Action or any present or former parent, subsidiary or affiliate thereof, at any time during the period from May 1, 1995 through December 31, 2001.

           32.      "Settling Class Member" and "Settling Class Members" mean, individually or collectively, Class Members who do not timely and validly request exclusion from the Rubber Chemicals Class, the EPDM Class or the NBR Class, as applicable.

           33.      "Settlement Counsel" means the law firms of Cohen, Milstein, Hausfeld & Toll, P.L.L.C, 1100 New York Avenue, N.W., Washington, D.C. 20005; Gold Bennett Cera & Sidener LLP, 595 Market Street, Suite 2300, San Francisco, CA 94105; and Bolognese and Associates, LLC, One Penn Center, Suite 650, 1617 JFK Boulevard, Philadelphia, PA 19103.

           34.      "Taxes" means any sums due to be paid to governmental taxing authorities by Settlement Counsel from the Global Settlement Fund, including taxes, estimated taxes, interest and penalties.

           35.      "Tax Expenses" means any and all reasonable fees and costs due to be paid to tax preparers, tax consultants or others for determining the tax liability of the Settlement Fund and otherwise assisting Settlement Counsel in carrying out their responsibilities set forth in Paragraph 65 of this Agreement.

B.     Payments

           36.     (a)     Except as otherwise provided in Paragraph 52 of this Agreement, Crompton shall pay the Global Settlement Amount into the Escrow Account in United States funds on the schedule set forth below.

                   (b)     Within twenty (20) days of the Execution Date, Crompton shall wire transfer into the Escrow Account $500,000.00.

                   (c)     Within twenty (20) days of the grant of preliminary approval of the Implementing Settlement Agreements (which along with this Global Settlement Agreement shall be submitted to the Court in which an Affected Action is pending) by the Court in which an Affected Action is pending, Crompton shall wire transfer into the Escrow Account an amount (rounded to the nearest dollar) determined by multiplying $58,000,000.00 times the Allocation Percentage for the Affected Action in which preliminary approval has been granted.

                   (d)     On or before the later of the date twenty (20) days following the Effective Date or December 31, 2005, Crompton shall wire transfer into the Escrow Account an amount (rounded to the nearest dollar) determined by multiplying $19,500,000.00 times the total of the Allocation Percentages for the Affected Actions in which Final Approval has been obtained. If Final Approval has not been obtained in the NBR Action on the Effective Date but is subsequently obtained, Crompton shall wire transfer into the Escrow Account within twenty (20) days after such Final Approval is obtained an amount (rounded to the nearest dollar) determined by multiplying $19,500,000.00 by the Allocation Percentage for the NBR Action.

                   (e)     On or before the later of the date twenty (20) days following the Effective Date or June 30, 2006, Crompton shall wire transfer into the Escrow Account an amount (rounded to the nearest dollar) determined by multiplying $19,000,000.00 times the total of the Allocation Percentages for the Affected Actions in which Final Approval has been granted. If Final Approval has not been obtained in the NBR Action on the Effective Date but is subsequently obtained, Crompton shall wire transfer into the Escrow Account within twenty (20)

days after such Final Approval is obtained an amount (rounded to the nearest dollar) determined by multiplying $19,000,000.00 by the Allocation Percentage for the NBR Action.

                   (f)     Provided that the conditions set out in this Subparagraph (f) are met, not less than one-half of any net after-tax cash proceeds received by Crompton from Qualifying Asset Sales shall be paid by Crompton into the Escrow Account to reduce any unpaid part of the Global Settlement Amount. Within twenty (20) days of receipt by Crompton of any such proceeds on an unencumbered basis, and provided, that the Effective Date shall have occurred prior to the receipt of such proceeds, such proceeds shall be paid into the Escrow Account as follows: (i) first, any such proceeds shall be applied to reduce any amount then due pursuant to Subparagraph (c) hereof; (ii) second, any such proceeds shall be applied to reduce any amount then due to be paid pursuant to Subparagraph (e) hereof; and (iii) third, any such proceeds shall be applied to reduce any amoun t then due to be paid pursuant to Subparagraph (d) hereof.

                   (g)     Notwithstanding any provision of this Agreement to the contrary, Crompton shall not be required to make any use of the proceeds from any sale of assets that would cause Crompton to violate any term of any credit or other debt agreement or debt instrument then outstanding or in effect.

C.     Allocation of Global Settlement Fund

           37.      Class Plaintiffs and Crompton have agreed to appoint Kenneth Feinberg to act as the Neutral for purposes of allocating the Global Settlement Fund among the three Affected Actions. If, for any reason, Mr. Feinberg is unwilling or unable to undertake or complete the duties of the Neutral under this Agreement, Class Plaintiffs and Crompton shall appoint a mutually acceptable replacement Neutral.

           38.      The fees and costs of the Neutral shall constitute Notice and Administration Costs as provided in Paragraph 52 of this Agreement.

           39.      In considering the appropriate allocation of the Global Settlement Fund in the Affected Actions, the Neutral and the Allocation Counsel shall consider the following factors: (i) evidence of Crompton's liability, (ii) the scope of any liability, (iii) whether Crompton has pleaded guilty to any criminal violations related to the subject matter of an Affected Action, (iv) whether Crompton has been granted amnesty by any governmental authorities relating to the subject matter of an Affected Action, (v) the effect, if any, of a grant of amnesty in an Affected Action, (vi) Crompton's market share in relevant product markets, (vii) the likely range of provable single damages in an Affected Action based on Crompton's sales of the relevant product during the relevant period, (viii) the value of Crompton's cooperation with respect to each of the Affected Actions, and (ix) such other factors as the Neutral determines are relevant and appropriate to consider in fairly and equitably allocating the Global Settlement Fund.

           40.      Within thirty (30) days of the Execution Date, Crompton may submit information to the Neutral for his consideration in allocating the Global Settlement Fund.

           41.      Within fifteen (15) days of the Execution Date, Settlement Counsel shall make available to Allocation Counsel in all of the Affected Actions the damage analyses or related information that they considered in the course of negotiating the Global Settlement Amount with Crompton and such other information as may be helpful or relevant to Allocation Counsel in performing their respective duties. The information provided by Settlement Counsel to Allocation Counsel shall also be submitted to the Neutral.

           42.      Within forty-five (45) days of the Execution Date, each of the Allocation Counsel shall submit to the Neutral a proposal for the Allocation of the Global Settlement Fund in each of the Affected Actions and state the reasons therefor. Without the consent of the Neutral, such proposals shall not exceed ten (10) pages.

           43.      Within sixty (60) days of the Execution Date, an allocation meeting shall be called by the Neutral. The meeting shall include the Neutral, Crompton and each of the Allocation Counsel. Settlement Counsel shall not participate in the allocation meeting. The purpose of the allocation meeting shall be to reach agreement concerning the allocation of the Global Settlement Fund in each of the Affected Actions. The meeting may be adjourned from time-to-time by the Neutral and shall continue until (a) an agreed upon allocation is reached among all of the Allocation Counsel or (b) the Neutral determines that an impasse has been reached.

           44.      If the Neutral determines that an impasse has been reached among Allocation Counsel, he shall advise each of the Allocation Counsel, Settlement Counsel and Crompton of his determination. In the notification of impasse, the Neutral shall advise each of the Allocation Counsel and Crompton that they may submit a final brief within ten (10) days to the Neutral setting forth the legal and factual basis for the position taken by them regarding a proposed allocation of the Global Settlement Fund in the Affected Actions. Without the consent of the Neutral, such brief shall be no longer than ten (10) pages.

           45.      After the time for submitting briefs pursuant to Paragraph 44 has passed, the Neutral shall make an allocation of the Global Settlement Fund that the Neutral believes to be a fair and equitable allocation among the Affected Actions. Such determination shall be binding on the parties and shall not be subject to challenge or appeal by the parties to this Agreement or any of the Class Plaintiffs.

           46.      Upon the determination of the allocation of the Global Settlement Fund (whether by agreement or otherwise), the Neutral shall notify Settlement Counsel, Allocation Counsel and Crompton of such allocation. Within ten (10) days of receipt by Settlement Counsel, Allocation Counsel and Crompton of the Neutral's notification of the allocation of the Global Settlement Fund, the parties shall execute the Implementing Settlement Agreements attached hereto as Exhibits A through C with the respective settlement amount for each Affected Action to be the amount allocated to each Affected Action as set out in the Neutral's notification of the allocation of the Global Settlement Fund.

           47.      All proceedings before the Neutral and all materials submitted to the Neutral in connection with those proceedings shall be absolutely confidential and privileged and are an integral part of Crompton's efforts to fairly resolve each of the Affected Actions. The parties to the allocation proceeding shall agree that they may not use anything said or any information provided during the course of the proceedings for any purpose other than the Allocation Proceeding.

D.     Stipulation to Class Certification

           48.      Subject to the Court's approval in each of the respective Affected Actions and for the purposes of this Agreement, the parties to each of the Affected Actions agree and stipulate to the certification of the Rubber Chemicals Class, the EPDM Class and the NBR Class as set forth in the Implementing Settlement Agreements attached hereto as Exhibits A through C.

E.     Approval of Implementing Settlement Agreements, Notice and Dismissal of Claims

           49.      Class Plaintiffs, Crompton and their respective counsel agree to use their best efforts to effectuate this Agreement, and shall cooperate promptly to seek and obtain both preliminary and final approval of the Implementing Settlement Agreements (including the giving of class notices under Federal Rules of Civil Procedure 23(c) and (e)) and to secure the complete and final dismissal with prejudice of the Affected Actions as to Crompton.

           50.      Within thirty (30) days of execution of the Implementing Settlement Agreements, Settlement Counsel or their designee shall submit motions to the Courts in the respective Affected Actions, to be joined in or stipulated to by Crompton, for preliminary approval of the Implementing Settlement Agreements and authorization to disseminate notice of the settlements to Class Members in the Rubber Chemicals Class, the EPDM Class and the NBR Class and for a stay of all proceedings in each of the Affected Actions against Crompton, except for proceedings provided for, by, or in connection with the Implementing Settlement Agreements as set forth herein (the "Motions"). The Motions shall include: (a) the definition of the class in each respective Affected Action; and (b) a proposed form of, method for, and date of dissemination of notice to Class Members in each of the Affected Actions. Except as otherwise provided in this

Agreement, the text of the items referenced in clauses (a) and (b) of this Paragraph 50 shall be agreed upon by Class Plaintiffs and Crompton before submission of the Motions.

           51.     (a)     Upon preliminary approval by the Court of an Implementing Settlement Agreement, Settlement Counsel in the Affected Action or their designee shall, in accordance with Fed.R.Civ.P. 23 and the Court's order, provide each Class Member in the Affected Action who can be identified by reasonable means with notice by such means as the Court shall require. In order to facilitate mailed notice, Crompton shall provide to Settlement Counsel, within ten (10) days following the execution of the Implementing Settlement Agreements, a machine-readable version of its customer mailing list containing addresses of each Class Member in the respective Affected Action to the extent reasonably available. This information shall be subject to any generally applicable protective order already or hereafter entered in the respective Affected Actions. Each notice shall include the proposed plan for distribution of the settlement proceeds among the Settling Class Members in the respective Affected Action. The plans shall provide for a claim form to be sent to each Class Member in an Affected Action. Settlement Counsel shall take all necessary and appropriate steps to ensure that notices of the settlement hearings are provided in accordance with the orders of the Courts in the respective Affected Actions.

                   (b)     Notice of the settlement hearings shall also be given by publication once in the national edition of The Wall Street Journal and in such other publications as the Courts in the respective Affected Actions may direct, as soon as reasonably practicable after preliminary approval by each Court of each Implementing Settlement Agreement.

           52.      In addition to the payment of the Global Settlement Amount, Crompton shall pay reasonable Notice and Administration Costs (as hereinafter defined) of up to $500,000.00. "Notice and Administration Costs" means the fees and costs of the Neutral, the fees and costs of the Claims Administrator and costs incurred to provide notice to potential members of the Settlement Classes and to administer the settlements. Within ten (10) business days after receipt of notification from Settlement Counsel of reasonable and customary costs and expenses incurred by the Neutral and the Claims Administrator associated with the provision of notice to each Class Member in each of the respective Affected Actions pursuant to this Agreement, Crompton shall pay the amount of such costs and expenses into the Escrow Account, provided, however, that Crompton shall have no obligation to pay more than $500,000.00 for reasonable Notice a nd Administration Costs. Settlement Counsel shall submit to Crompton invoices or other customary documentation with respect to Notice and Administration Costs to be paid by Crompton pursuant to this Paragraph. To the extent that Notice and Administration Costs exceed $500,000, Settlement Counsel shall pay such costs, when due, out of the Escrow Account. In the event that this Agreement is terminated for any reason, any amounts reasonably paid out of the Escrow Account to cover Notice and Administration Costs shall not be recoverable by Crompton from Class Plaintiffs or their counsel, including Settlement Counsel.

           53.      Settlement Counsel or their designee shall submit motions for final approval of the Implementing Settlement Agreements by the Courts in each of the Affected Actions after notice of the settlement hearings is given to the Settling Class Members in the respective Affected Actions. At the same time, the parties hereto shall jointly seek entry of an order and

Final Judgment in each Affected Action, in a form that is mutually agreeable to Class Plaintiffs and Crompton, which shall include the following findings:

     (a)     approving finally the Implementing Settlement Agreement and its terms as being a fair, reasonable, and adequate settlement as to the Settling Class Members within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation according to its terms;

     (b)     directing that, as to Crompton, the Affected Action be dismissed with prejudice and, except as otherwise provided in this Agreement, without costs;

     (c)     reserving exclusive jurisdiction over the Implementing Settlement Agreement, including the administration and consummation of the settlement;

     (d)     determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing that the judgment of dismissal as to Crompton shall be final and entered forthwith; and

     (e)     requiring Settlement Counsel to file with the Clerk of the Court a record of Class Members who timely and validly excluded themselves from the settlement in each Affected Action and to provide a copy of the record to counsel for Crompton.

F.     Release and Discharge

           54.      Upon the occurrence of the Effective Date and in consideration of payment of the Settlement Amount and Notice and Administration Costs, as specified in Paragraphs 36 and 52 of this Agreement, and for other valuable consideration, the Releasees shall be completely released, acquitted, and forever discharged from any and all Released Claims as set forth in the respective Implementing Settlement Agreements and as set forth above at Paragraph 27.

G.     Treatment of Persons Requesting Exclusion

           55.      Settlement Counsel or their designee shall cause copies of any requests for exclusion from the Settlement Classes to be sent to Crompton as they are received. Under certain circumstances, Crompton has the option to terminate this Agreement in whole or in part. This option is set forth in a separate letter agreement that will not be filed with the Courts in the Affected Actions unless and until (1) a Court presiding over an Affected Action orders that the separate letter agreement be filed or (2) a dispute among the parties concerning its interpretation or application arises. If either of the foregoing events occur, the separate letter agreement shall be filed under seal unless otherwise ordered by the Court.

H.     The Global Settlement Fund

           56.      The Escrow Account shall be established and administered under an agreement approved by Settlement Counsel and Crompton. A payment into the Escrow Account shall, when made, be invested in instruments secured by the full faith and credit of the United States and any interest earned thereon shall become part of the Global Settlement Fund.

           57.      The Escrow Account is intended by the parties hereto to be treated as a "qualified settlement fund" for federal income tax purposes pursuant to Treas. Reg. § 1 .468B-1 and to that end the parties hereto shall cooperate with each other and shall not take a position in any filing or before any tax authority that is inconsistent with such treatment. At the request of Crompton, a "relation back election" as described in Treas. Reg. § 1.468B-1 (j) shall be made so as to enable the Escrow Account to be treated as a qualified settlement fund from the earliest date possible, and the parties hereto shall take all actions as may be necessary or appropriate to this end.

Whether or not the Effective Date has occurred, Settlement Counsel shall pay taxes or estimated taxes on any income earned on the funds in the Escrow Account and all related costs and expenses from the Escrow Account. In the event federal or state income tax liability is finally assessed against and paid by Crompton as a result of any income earned on the funds in the Escrow Account, Crompton shall be entitled to reimbursement of such payment from funds in the Escrow Account. Crompton will use its reasonable efforts to resist any such assessment or payment.

           58.      Except as otherwise expressly provided in this Agreement, the approval of the Courts in the relevant Affected Actions shall be required prior to the distribution of any moneys from the Global Settlement Fund.

           59.      Each Settling Class Member shall look solely to the Global Settlement Fund, as allocated, for settlement and satisfaction of all claims released by the Releasors pursuant to Paragraph 54 hereof and the respective Implementing Settlement Agreements. Except as provided by order of a Court in an Affected Action, no Class Member shall have any interest in the Global Settlement Fund or any portion thereof. No person or entity who or which has entered into an agreement with any Releasee, separate from the Implementing Settlement Agreements, that settles or compromises Released Claims based on the direct purchase of the relevant products in any Affected Action shall receive any payment from the Global Settlement Fund for any such purposes.

           60.      In no event shall Crompton have any liability with respect to the giving of notice of the settlement to potential Class Members.

I.     Rescission

           61.     (a)      If the Court refuses to approve the Implementing Settlement Agreements in the Rubber Chemicals Action or the EPDM Action without modification, or if the Court in the Rubber Chemicals Action or the EPDM Action does not enter the Final Judgment or if the Courts in the Rubber Chemicals Action and EPDM Action enter the Final Judgment and appellate review is sought and, on such review, either or both of those Final Judgments is modified or set aside on appeal, then Crompton shall, in its sole discretion, have the option to rescind this Agreement in its entirety and any and all amounts then constituting the Global Settlement Fund (including all interest earned thereon) shall be returned forthwith to Crompton, less only such disbursements properly made in accordance with this Agreement.

                   (b)     A modification or reversal on appeal of any amount of attorneys' fees or expenses awarded by the Courts or of any plan of allocation of settlement proceeds among class members in an Affected Action shall not be deemed a modification of this Agreement or a Final Judgment.

                   (c)     In the event that Crompton reasonably determines that the Final Approval Date will not occur with respect to any Affected Action and notifies Settlement Counsel of such determination in writing stating the reasons therefor, any settlement funds allocated to such Affected Action, plus any interest earned thereon, less any amounts properly paid from or charged to those funds, shall be returned to Crompton within ten (10) business days and any releases provided to Crompton shall become null and void and the parties to such actions shall be returned to their respective positions immediately prior to the Execution Date.

           62.      Crompton and Class Plaintiffs expressly reserve all of their respective rights to the extent that the Agreement does not become effective or if it is rescinded by Crompton pursuant to Paragraph 61 hereof.

J.     Cooperation Agreement

           63.      Upon execution of this Agreement, Crompton shall begin cooperating with Settlement Counsel with respect to discovery, including the gathering of evidentiary materials from third parties, relating to Class Plaintiffs' claims in the Affected Actions, as set forth in this Paragraph.

                   (a)     Within ten (10) days of the Execution Date, Crompton agrees to meet with Settlement Counsel to identify documents and people relating to the antitrust violations alleged in the Affected Actions and the potential culpability of the other named defendants and any unnamed coconspirators in such actions.

                   (b)     Crompton shall produce to Settlement Counsel electronic transactional data for sales by Crompton of products involved in the claims alleged in the Affected Actions during the Class Period. In connection with the production of such data, Crompton shall make available its technical and computer personnel, at reasonable times, to assist Settlement Counsel in understanding and using such data.

                   (c)     Within five (5) days following a reasonable determination by Crompton that Final Approval will not be obtained in an Affected Action, Class Plaintiffs shall, if requested by Crompton to do so, return to Crompton or destroy, and provide Crompton with a written certification by Settlement Counsel of such destruction, all documents or other materials provided to Class Plaintiffs by Crompton in that Affected Action or containing information derived from such documents or other materials pursuant to this Section J. Nothing contained in this Subparagraph 63(c) shall be construed to require Class Plaintiffs or their counsel to return any of their work product.

           64.      Promptly following preliminary approval of each respective Affected Action:

                   (a)     Crompton shall provide information and produce documents within its control relating to the antitrust violations alleged in such Affected Action, including without limitation the dates, locations, and participants in meetings between competitors. Crompton will also provide other information within its control regarding the potential culpability of the named defendants and unnamed co-conspirators in such Affected Action, except for documents or information subject to the attorney-client privilege or joint defense privilege and for documents subject to the attorney work product privilege. Crompton shall produce all documents provided to any grand jury, the Department of Justice, the European Commission, or any other state, federal or international governmental or administrative agency, without geographic limitation, concerning the antitrust violations affecting the U.S. market alleged in the Affected Actions, including, if requested by Plaintiffs' counsel, any witness statements, chronologies, or other materials provided to any of the foregoing. Crompton and the Class Plaintiffs agree to promptly present to the Court in each Affected Action a stipulated protective order covering, inter alia, all information and documents provided to Class Plaintiffs pursuant to Paragraphs 63 and 64 of this Agreement. No such documents or other information provided to Class Plaintiffs shall be provided to any other persons, including, without limitation any Class Member who opts out of any settlement with Crompton of an Affected Action, in the absence of a Court Order. All information and documents provided by Crompton to Class Plaintiffs shall be used only in connection with the Affected Actions.

                   (b)     Crompton's cooperation shall include conferences with Crompton's counsel, making available in the United States, upon reasonable notice, current directors, officers, and employees of Crompton who are believed to have knowledge of the antitrust violations alleged in the Affected Actions to provide information regarding the antitrust violations alleged in the Affected Actions in personal interviews, the preparation of declarations, affidavits, and/or providing testimony at deposition and/or at trial. As to former directors, officers, and employees, Crompton shall use reasonable efforts to have such individuals appear for interviews, depositions and trial testimony under the same conditions as for the current directors, officers, and employees of Crompton. Any persons made available under this paragraph shall be made available at a mutually agreeable time and place. The refusal of any current or former director, officer, or employee to provide information in accordance with this paragraph because of a good faith belief that he/she has potential criminal exposure shall not constitute a violation of this Agreement by either Crompton or that individual.

                   (c)     Crompton agrees to produce at trial and/or deposition, or through acceptable affidavits, declarations or other testimony, representatives qualified to establish for admission into evidence Crompton's product sales covered by the Class Definitions of the Affected Actions and any other documents of Crompton to the extent permitted by the Federal Rules of Evidence.

K.     Taxes and Tax Expenses

           65.      Settlement Counsel shall be solely responsible for filing all informational and other tax returns necessary to report any taxable income earned by the Global Settlement Fund and shall file all informational and other tax returns necessary to report any income earned by the Global Settlement Fund and pay any Taxes due thereon out of the Global Settlement Fund, as and when legally required, including interest and penalties due on income earned by the Global Settlement Fund. Settlement Counsel shall be entitled to pay customary and reasonable Tax Expenses, including professional fees and expenses incurred in connection with carrying out their responsibilities as set forth in this Paragraph from the Global Settlement Fund when incurred. Crompton shall have no responsibility to make any tax filings relating to this Agreement or the Global Settlement Fund or to pay any taxes with respect thereto.

L.     Miscellaneous

           66.      This Agreement does not settle or compromise any claim by Class Plaintiffs or any Class Member asserted in the Affected Actions against any defendant or alleged co-conspirator other than the Releasees. All rights of the Class Plaintiffs and any Class Member against non-Crompton defendants or alleged co-conspirators or any other person or entity other than the Releasees are specifically reserved by Class Plaintiffs and the Class Members. Crompton's sales of the relevant products in each of the Affected Actions shall remain in such actions as a basis for damage claims against the defendants and shall be part of any joint and several liability claims against defendants in the Affected Actions or other persons or entities other than the Releasees. The fact a Class Plaintiff does not opt out of any Implementing

Settlement Agreement as to Crompton shall not prejudice that Class Plaintiff's right to opt out of any prior or subsequent Class settlement as to a non-Crompton defendant or its right to opt out of a litigated class determined by the Court.

           67.      The Courts shall retain jurisdiction over the implementation, enforcement, and performance of this Agreement and the Implementing Settlement Agreements in each of the Affected Actions, and shall have exclusive jurisdiction over any suit, action, proceeding, or dispute arising out of or relating to this Agreement or the Implementing Settlement Agreements that cannot be resolved by negotiation and agreement by Class Plaintiffs and Crompton. If a dispute over compliance with Section J arises in the context of a trial against any non-settling party, the trial court shall have jurisdiction over the dispute.

           68.      This Agreement constitutes the entire agreement among Class Plaintiffs, Class Members and Crompton pertaining to the settlement of the Affected Actions against Crompton only and supersedes any and all prior and contemporaneous undertakings of Class Plaintiffs, Class Members and Crompton in connection therewith. This Agreement may be modified or amended only by a writing executed by Class Plaintiffs and Crompton.

           69.      This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Releasors and Releasees. Without limiting the generality of the foregoing: (a) each and every covenant and agreement made herein by Class Plaintiffs shall be binding upon all Class Members and Releasors, and (b) each and every covenant and agreement made herein by Crompton shall be binding upon all Releasees.

           70.      This Agreement may be executed in counterparts by Class Plaintiffs and Crompton, and a facsimile signature shall be deemed an original signature for purposes of executing this Agreement.

           71.      Neither Crompton nor Class Plaintiffs, nor any of them, shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement.

           72.      Nothing expressed or implied in this Agreement is intended to or shall be construed to confer upon or give any person or entity other than Class Plaintiffs, Class Members, Crompton, Releasors, and Releasees any right or remedy under or by reason of this Agreement.

           73.      Where this Agreement requires any party to provide notice or any other communication or document to any other party, such notice, communication, or document shall be provided by facsimile or letter by overnight delivery at the address reflected on the signature pages.

           74.      Class Plaintiffs waive California Civil Code Section 1542 and similar provisions in other states. Class Plaintiffs hereby certify that they are aware of and have read and reviewed the following provision of California Civil Code Section 1542 ("Section 1542"): "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The provisions of the release set forth above shall apply according to their terms, regardless of the provisions of Section 1542 or any equivalent, similar, or comparable present or future law or principle of law of any jurisdiction. Class Plaintiffs hereby expressly waive and relinquish any and all rights and benefits existing under (i) Section 1542 or any equivalent, similar or comparable present or future law or principle of law of any jurisdiction and (ii) any law or principle of law of any jurisdiction that would limit or restrict the effect or scope of the provisions of the release set forth above.

           75.      Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Agreement, subject to Court approval.

[Signatures Of Counsel

Appear On The Following Page]

Signature Page

Dated: January _____, 2005	_______________________________________ Michael D. Hausfeld Richard A. Koffman COHEN MILSTEIN HAUSFELD & TOLL, P.L.L.C. 1100 New York Avenue, NW Washington, DC 20005 Tel: (202) 408-4600
Dated: January _____, 2005	_______________________________________ Paul F. Bennett Steven O. Sidener GOLD BENNETT CERA & SIDENER LLP 595 Market St., Suite 2300 San Francisco, CA 94105 Tel: (415) 777-2230
Dated: January _____, 2005	_______________________________________ Anthony Bolognese BOLOGNESE & ASSOCIATES, LLC One Penn Center 1617 JFK Blvd., Suite 650 Philadelphia, PA 19103 Tel: (215) 814-6750 Settlement Counsel
Dated: January _____, 2005	_______________________________________ Ian Simmons Benjamin G. Bradshaw O'MELVENY & MYERS LLP 1625 I Street, NW Washington, DC 20004 Tel: (202) 383-5300 Counsel for Crompton